EXHIBIT 8.2

[LETTERHEAD OF SHEARMAN & STERLING]

May 23, 2003

ActivCard S.A.

24/28 avenue du Général de Gaulle

92156 Suresnes

France

Re:

Offer to exchange 0.95 shares of ActivCard Corp. common stock for each validly tendered ActivCard S.A. common shares and 0.95 shares of ActivCard Corp. common stock for each validly tendered ActivCard S.A. american depositary shares (the “Offer”)

Ladies and Gentlemen:

We have acted as special French tax counsel to ActivCard S.A., a French société anonyme registered at the register of commerce and companies of Nanterre, France, under the number 341 213 411 (“ActivCard S.A.”) in connection with the Offer.

In this respect, we have examined the draft Registration Statement (the “Registration Statement”) filed with the Securities and Exchange Commission on May 23, 2003.

It is our opinion that the statements in the Registration Statement under the caption “French Taxation”, insofar as they refer to statements of law or legal conclusions, are accurate and present fairly the information required to be shown.

We consent to the reference to our firm under the heading “Material income tax considerations” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the “Registration Statement”.

In giving such consent, we do not thereby admit that we are in the category of persons the consent of whom is required under Section 7 of the Act.

We are furnishing this opinion to you as special French tax counsel in connection with the Offer.

We disclaim any obligation to advise you of any developments that come to our attention after the date of this letter.

Very truly yours,

/s/    Shearman & Sterling